Exhibit 10.17

Annual Cash Incentive Plan of ValueVision Media, Inc.

Similar to prior years, our compensation committee has approved an annual cash incentive plan for fiscal year 2012 that covers executive officers and certain other key employees. The plan is designed to encourage and reward our executive officers for making decisions that improve performance as measured by EBITDA, as adjusted, operating cash flow and operating expense, as adjusted, as a percentage of net sales. The plan is designed to produce sustained shareholder value by establishing a direct link between these measures and incentive compensation. This annual incentive to the executive officers is administered by our compensation committee.
Targets are established annually for the company as a whole and are based on our prior performance. The plan design motivates continuous improvement in order to achieve payouts at or above target over time. The company's performance determines the amount, if any, of awards earned under the annual incentive compensation plan. The awards are based on performance relative to the established target.
For fiscal 2012, a payout at 100% of target annual incentive compensation is achieved when company performance achieves the performance measures in the plan. Actual incentive payments each year can range from 0% to 200% of the targeted incentive opportunity.
This annual performance-based incentive opportunity is established each year as a percentage of an executive's annual base salary and is targeted at approximately the 50th percentile of our previously determined competitive market with the opportunity to earn more for above-target performance or less for below-target performance. For fiscal 2012, each executive officer may be eligible for a target cash incentive opportunity equal to 30% to 75% of their respective base salary.
The decision to make cash incentive payments is made annually by our compensation committee. Payment amounts are determined by the compensation committee and are usually made in cash in the first quarter of the following fiscal year. The compensation committee retains authority to adjust performance goals to exclude the impact of charges, gains or other factors that the compensation committee believes are not representative of the underlying financial or operational performance of our company.